Exhibit 99.2

November 29, 2021

NOTICE OF REDEMPTION OF WARRANTS

(CUSIP 00810F114)

Dear Warrant Holder,

AerSale Corporation (the “Company”) hereby gives notice that it is redeeming, at 5:00 p.m. New York City time on December 29, 2021 (the “Redemption Date”), all of the Company’s outstanding warrants (the “Warrants”) to purchase shares of the Company’s common stock, $0.0001 par value per share (the “Common Stock”) for a redemption price of $0.01 per Warrant (the “Redemption Price”), that were issued under the Warrant Agreement, dated February 6, 2019 (the “Warrant Agreement”), by and between the Company (f/k/a Monocle Acquisition Corporation), a Delaware corporation, and Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent (the “Warrant Agent”) , as part of the units sold in the Company’s initial public offering (the “IPO”). As described in further detail below, following delivery of this notice of redemption, all Warrants may only be exercised on a cashless basis, as further described below. Any Warrants that remain unexercised at 5:00 p.m. New York City time on the Redemption Date will be void and no longer exercisable and their holders will have no rights with respect to those Warrants, except to receive the Redemption Price or as otherwise described in this notice for holders who hold their Warrants in “street name.” Warrants to purchase shares of common stock that were issued under the Warrant Agreement in a private placement simultaneously with the Company’s IPO and still held by the initial holders thereof or their permitted transferees are not subject to this notice of redemption.

The Warrants are listed on the Nasdaq under the symbol “ASLEW” and the Common Stock is listed on the Nasdaq under the symbol “ASLE.” On November 23, 2021, the last reported sale price of the Warrants was $6.20 and the last reported sale price of the Common Stock was $17.35.

The Warrants will cease trading on Nasdaq at 5:00 p.m. New York City time on the Redemption Date.

TERMS OF REDEMPTION; CESSATION OF RIGHTS

The rights of the Warrant holders to exercise their Warrants will terminate immediately prior to 5:00 p.m. New York City time on the Redemption Date. At 5:00 p.m. New York City time on the Redemption Date and thereafter, holders of unexercised Warrants will have no rights with respect to those warrants, except to receive the Redemption Price. We encourage you to consult with your broker, financial advisor and/or tax advisor to consider whether or not to exercise your Warrants. Note that the act of exercising is VOLUNTARY, meaning holders must instruct their broker to submit the Warrants for exercise.

The Company is exercising this right to redeem the Warrants pursuant to Section 6 of the Warrant Agreement. Pursuant to Section 6.1 of the Warrant Agreement, the Company has the right to redeem all of the outstanding Warrants if the last sale price of the Common Stock reported has been at least $18.00 per share, on each of twenty (20) trading days within the thirty (30) trading-day period ending on the third trading day prior to the date on which a notice of redemption is given. The last reported sale price of the Common Stock on November 23, 2021, the trading day three days prior to the date on which this notice of redemption is being given, was at least $18.00 per share for at least twenty (20) out of thirty (30) trading days.

EXERCISE PROCEDURES

Warrant holders have until immediately prior to 5:00 p.m. New York City time on the Redemption Date to exercise their Warrants to purchase shares of Common Stock based on a “cashless” basis as prescribed in Section 3.3.1(b) of the Warrant Agreement. A holder exercising a Warrant will surrender Warrants for a certain number of shares of Common Stock as determined in the applicable Warrant Agreement. Accordingly, by virtue of the cashless Exercise of the Warrants, exercising warrant holders will receive 0.3717 of a share of Common Stock for each Warrant surrendered for exercise.

The number of shares that each exercising warrant holder will receive by virtue of the cashless Exercise was calculated in accordance with the provisions of Section 3.3.1(b) of the Warrant Agreement. If any holder of Warrants would, after taking into account all of such holder’s Warrants exercised at one time, be entitled to receive a fractional interest in a share of Common Stock, the number of shares of Common Stock the holder will be entitled to receive will be rounded down to the nearest whole number of shares of Common Stock.

Those who hold their Warrants in “street name” should immediately contact their broker to determine their broker’s procedure for exercising their Warrants since the process to exercise is VOLUNTARY.

Persons who are holders of record of their Warrants may exercise their Warrants by sending a fully and properly completed Election to Purchase, duly executed and indicating, among of things, the number of Warrants being exercised to:

Continental Stock Transfer & Trust Company

One State Street, 30th Floor

New York, New York 10004

Attention: Compliance Department

Telephone: (212) 509-4000

The method of delivery of the Warrants is at the option and risk of the holder, but if mail is used, registered mail properly insured is suggested.

The fully and properly completed Election to Purchase must be received by Continental Stock Transfer & Trust Company prior to 5:00 p.m. New York City time on the Redemption Date. Subject to the following paragraph, any failure to deliver a fully and properly completed Election to Purchase before such time will result in such holder’s Warrants being redeemed and not exercised.

WARRANTS HELD IN STREET NAME

For holders of Warrants who hold their Warrants in “street name,” provided that a Notice of Guaranteed Delivery is received by the Warrant Agent prior to 5:00 p.m. New York City time on the Redemption Date, broker-dealers shall have two Nasdaq trading days from the Redemption Date, or 5:00 p.m. New York City time on December 31, 2021, to deliver the Warrants to the Warrant Agent. Any such Warrant received without the Election to Purchase or the Notice of Guaranteed Delivery having been duly executed and fully and properly completed will be deemed to have been delivered for redemption (at the Redemption Price of $0.01 per Warrant), and not for exercise.

PROSPECTUS

A prospectus (and the supplements thereto) covering the Common Stock issuable upon the exercise of the Warrants is included in a registration statement filed with, and declared effective by, the Securities and Exchange Commission (Registration No. 333-252703) (the “SEC”). The SEC also maintains an Internet website that contains a copy of this prospectus (and the supplements thereto). The address of this site is www.sec.gov. Alternatively, to obtain a copy of the prospectus (and the supplements thereto), please visit our investor relations website at https://ir.aersale.com/.

REDEMPTION PROCEDURE

Payment of the Redemption Price will be made by the Company upon presentation and surrender of a Warrant for payment after 5:00 p.m. New York City time on the Redemption Date. Those who hold their shares in “street name” should contact their broker to determine their broker’s procedure for redeeming their Warrants. Any questions you may have about redemption and exercising your Warrants may be directed to the Warrant Agent, Continental Stock Transfer & Trust, at its address and telephone number set forth above or to Morrow Sodali LLC at:

Morrow Sodali LLC

333 Ludlow Street, 5th Floor, South Tower

Stamford, Connecticut 06902

Individuals, please call toll-free: (800) 662-5200

Banks and brokerage, please call: (203) 658-9400

Email: ASLE@investor.morrowsodali.com

AerSale Corporation
By:	/s/ Martin Garmendia
Name:	Martin Garmendia
Title:	Chief Financial Officer